Exhibit 99.1

Momentus Announces Chief Financial Officer Transition

SAN JOSE, Calif.--(BUSINESS WIRE)--Momentus Inc. (NASDAQ: MNTS) ("Momentus" or the "Company"), a U.S. commercial space company that offers satellite buses, transportation and other in-space infrastructure services, welcomes new interim Chief Financial Officer (CFO) Lon Ensler to the Company.

Ensler will assume the role of interim CFO on April 2, following the departure of the Company’s incumbent Chief Financial Officer, Eric Williams.

Lon Ensler brings over 30 years of financial leadership and experience to Momentus. His diverse background spans both established corporations and dynamic startups, making him an excellent fit to enable the company’s growth trajectory.

Momentus CEO John Rood said, “We’re thrilled to welcome Lon to our executive team. His wealth of experience at both large companies and tech startups are well suited to guide the company’s growth.  Lon has a strategic mindset, experience raising capital, mergers and acquisitions, and guiding financial planning and execution to enable growth.”

Momentus’ current Chief Financial Officer, Eric Williams, has resigned from his role effective the end of day April 1, 2024.  Williams assumed the role as Momentus’ Chief Financial Officer on May 11, 2023. In this role, he led the Company’s accounting and financial planning and analysis group. Under his guidance, Momentus completed several transactions to raise capital, engaged with public markets investors, and prepared for future milestones.

About Momentus

Momentus is a U.S. commercial space company that offers satellite buses and in-space infrastructure services including in-space transportation, hosted payloads, and other in-orbit services.

Forward-Looking Statements

This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding the expected closing of the offering and fulfillment of customary closing conditions, Momentus or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on March 8, 2023, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (the “SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Momentus Contacts
Investors:
investors@momentus.space

Media:
press@momentus.space